Exhibit 10.50

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

Vermillion, Inc.

as Purchaser,

and

Correlogic Systems, Inc.

as Seller

Dated as of November 8, 2011

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 8, 2011 (the “Agreement Date”), is entered into by and between Correlogic Systems, Inc., a Delaware corporation (“Seller”), and Vermillion, Inc., a Delaware corporation (“Purchaser”). For the purposes of this Agreement, capitalized terms used in herein shall have the meanings set forth in ARTICLE IX.

RECITALS

WHEREAS, Seller is a debtor and debtor in possession in that certain bankruptcy case under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) captioned In re Correlogic Systems, Inc., filed on July 16, 2010 (the “Petition Date”) in the United States Bankruptcy Court for the District of Maryland (the “Bankruptcy Court”), Case No. 10-25974 (WIL) (the “Bankruptcy Case”); and

WHEREAS, Seller is involved in, among other things, the ovarian cancer diagnostics business, including without limitation developing, testing and commercializing blood tests under the names “OvaCheck®” and “OvaCheck2™” for the detection of epithelial ovarian cancer (collectively, the “Business”);

WHEREAS, Purchaser desires to purchase the Purchased Assets (as hereinafter defined) and assume the Assumed Liabilities (as hereinafter defined) from Seller and Seller desires to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105 and 363 and other applicable provisions of the Bankruptcy Code; and

WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105 and 363 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1      Purchase and Sale of the Purchased Assets.  Pursuant to Sections 105 and 363 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances) in accordance with Section 363(f) of the Bankruptcy Code. As used herein, the term “Purchased Assets” shall mean all of the properties, assets and rights, tangible and intangible, real or personal, of Seller of whatever kind and nature, to the extent related to the Business, used in the Business or held for use in connection with the Business, including, without limitation, the following, but excluding the Excluded Assets (as hereinafter defined):

(a)      all Documents, including without limitation (i) all correspondence with and Documents relating to the U.S. Food and Drug Administration and other Governmental Bodies and (ii) all clinical and statistical data and information and all Documents related thereto, including all primary source data and case report forms;

(b)      all Governmental Authorizations and pending applications therefor, including without limitation all institutional review board approvals and all Documents related thereto;

(c)      all Equipment, including without limitation all Samples;

(d)      the Seller Intellectual Property and all Documents related thereto, including without limitation that listed on Schedule 1.1(d), the Purchased Names and all biomarker assay rights with respect to the Business (including without limitation the OvaCheck® and OvaCheck2™ diagnostic tests); provided, however, that Seller shall have the limited, non-transferable right following the Closing to use the trademarks “Correlogic” and “Correlogic Systems, Inc.” solely to the extent expressly required for purposes of the Bankruptcy Case and the related winding-down and dissolution of Seller;

(e)      all rights of Seller under non-disclosure or confidentiality, non-disparagement, non-compete or non-solicitation agreements with employees of Seller, agents of Seller or with third parties;

(f)      all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law;

(g)      all goodwill payment intangibles and general intangible assets and rights of Seller;

(h)      all other or additional assets, properties, privileges, rights and interests of Seller related to the Business of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement; and

(i)      all proceeds and products of any and all of the foregoing Purchased Assets (other than proceeds collected prior to the Closing Date);

provided, however, that none of the parties hereto intends that Purchaser, or any of its Affiliates, shall be deemed to be a successor to Seller with respect to the Purchased Assets.

1.2      Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be deemed to sell, transfer, assign or convey, and Seller shall retain all right, title and interest to, in and under, any assets, properties, interests and rights of Seller other than the Purchased Assets (collectively, the “Excluded Assets”).

1.3      Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably convey, transfer and assign to Purchaser, only the following Liabilities and no others (collectively, the “Assumed Liabilities”):

(a)      any Liabilities arising out of the conduct of the Business or the ownership of the Purchased Assets, in each case, from and after the Closing Date;

(b)      all Taxes related to the operation of the Business by Purchaser attributable to periods or portions thereof beginning on or after the Closing Date, including, without limitation, Liabilities for Taxes attributable to the ownership of the Purchased Assets from and after the Closing Date;

(c)      all Liabilities relating to amounts required to be paid by Purchaser under this Agreement; and

(d)      all Liabilities set forth on Schedule 1.3(d).

1.4      Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any Liabilities of Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets) of whatever nature (whether arising prior to, at the time of, or subsequent to Closing) and Seller shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the operation of the Business or the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)      all Liabilities of Seller relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(b)      any and all Liabilities of Seller in respect of Contracts that are Non-Assigned Contracts;

(c)      any and all Liabilities with respect to any environmental, health or safety matter, relating to, arising out of or in connection with (i) Seller’s operation of its businesses (other than the Business) or its leasing, ownership or operation of real property at any time, or (ii) the operation of the Business or the Purchased Assets on or prior to the Closing Date;

(d)      all Liabilities of Seller in respect of Indebtedness, whether or not relating to the Business or the Purchased Assets, including without limitation that certain Loan Agreement by and between Seller and Ahn-Gook Pharmaceutical Company, Ltd. dated as of October 30, 2009;

(e)      all warranty and return obligations, including, without limitation, all Liabilities and obligations to repair or replace, or to refund the sales price (or any other related expenses) for inventory sold prior to the Closing Date;

(f)      any and all Liabilities for Taxes arising in connection with the transactions contemplated by this Agreement;

(g)      any and all Liabilities for Taxes attributable to the operation of the Business on or prior to the Closing Date;

(h)      any and all Liabilities of Seller in respect of the WARN Act or under any similar provision of any federal, state, provincial, regional, foreign or local Law that might arise or have arisen on or prior to the Closing Date;

(i)      any and all Liabilities of Seller in respect of the Employees, Seller’s officers and directors, or the Seller Plans;

(j)      any and all Liabilities of Seller in respect of any Actions;

(k)      any costs and expenses related to the Bankruptcy Case; and

(l)      all Liabilities set forth on Schedule 1.4(l).

1.5      Disclosure Schedule Updates.  Notwithstanding anything in this Agreement to the contrary, subject to Seller’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, Purchaser may revise any Schedule setting forth the Purchased Assets and the Excluded Assets to (i) include in the definition of Purchased Assets (pursuant to the applicable Schedule) and to exclude from the definition of Excluded Assets, any Contract of Seller not previously included in the Purchased Assets, at any time on or prior to the third (3rd) Business Day prior to the Sale Hearing and require Seller to give notice to the parties to any such Contract and (ii) to exclude from the definition of Purchased Assets (pursuant to the applicable Schedule) and to include in the definition of Excluded Assets, any asset of Seller previously included in the Purchased Assets and not otherwise included in the definition of Excluded Assets, at any time on or prior to the third (3rd) Business Day prior to the Sale Hearing, provided, however, that any such change to a Schedule, the definition of “Purchased Assets” or the definition of “Excluded Assets” shall not reduce the amount of the Purchase Price.

1.6      Non-Assignment of Contracts.  No Contacts shall be, or shall be deemed to be, assigned by Seller to Purchaser under this Agreement. Seller shall be solely responsible for any cure costs or rejection damages arising from the assumption or rejection of any executory Contracts to which Seller is a party.

ARTICLE II.

CONSIDERATION; PAYMENT

2.1      Consideration; Payment.  The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets shall be Four Hundred Thirty-Five Thousand United States Dollars ($435,000). On the Closing Date Purchaser shall deliver the Purchase Price and any payment required to be made pursuant to any other provision hereof in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller.

ARTICLE III.

CLOSING AND TERMINATION

3.1      Closing.  Subject to the satisfaction or waiver by the appropriate party of the conditions set forth in ARTICLE VIII, the closing of the purchase and sale of the Purchased Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of McNamee Hosea Jernigan Kim Greenan & Lynch, P.A. 6411 Ivy Lane, Suite 200, Greenbelt, Maryland 20770, or at such other place as the Parties may agree; provided, however, that Purchaser may participate telephonically. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. Central Time on the Closing Date.

3.2      Closing Deliveries by Seller.  At or prior to the Closing, Seller shall deliver to Purchaser:

(a)      a bill of sale substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by Seller;

(b)      a copy of the Sale Order;

(c)      a copy of the Section 365(n) Order;

(d)      a duly executed non foreign person affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e)      copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, including any applicable UCC termination statements, all in a form reasonably satisfactory to Purchaser;

(f)      an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller certifying that the conditions set forth in Section 8.3 have been satisfied;

(g)      a copy of the resolutions adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Seller; and

(h)      all other certificates, agreements and other documents required by this Agreement (or as Purchaser may reasonably request) to be delivered by Seller at or prior to the Closing in connection with the transactions contemplated by this Agreement, including without limitation any such documents necessary or advisable to validly transfer and assign to Purchaser the Seller Intellectual Property.

3.3      Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to (or at the direction of) Seller:

(a)      the Purchase Price;

(b)      an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 8.2(a) have been satisfied; and

(c)      all other certificates, agreements and other documents required by this Agreement (or as Seller may reasonably request) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4      Termination of Agreement.    This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time before Closing, as follows:

(a)      by the mutual written consent of Seller and Purchaser;

(b)      by written notice of either Seller or Purchaser, if the Closing shall not have been consummated prior to December 10, 2011 (the “Outside Date”); provided, however, that (i) the Outside Date may be extended by the mutual written consent of Seller and Purchaser, for a period up to thirty (30) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time and (ii) the Outside Date may be extended by the written consent of Purchaser for up to four (4) periods of three (3) months each in the event that the Section 365(n) Order is appealed following entry by the Bankruptcy Court; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement;

(c)      by written notice of either Seller or Purchaser, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order, writ, injunction, judgment or decree restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)      by written notice from Purchaser to Seller, if the Bankruptcy Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the Business or the reorganization of Seller is appointed in the Bankruptcy Case;

(e)      by written notice of either Seller or Purchaser, if Seller has entered into an Alternative Transaction;

(f)      automatically upon the consummation of an Alternative Transaction by Seller;

(g)      by written notice from Seller to Purchaser, if Purchaser breaches any of its representations and warranties that would reasonably be expected to have a Material Adverse Effect or fails to perform in any material respect any of its covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in ARTICLE VIII, (ii) cannot be or has not been cured within twenty (20) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by Seller; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 3.4(g) if Seller is then in material breach of the terms of this Agreement;

(h)      by written notice from Purchaser to Seller, if Seller breaches any of its representations and warranties that would reasonably be expected to have a Material Adverse Effect or fails to perform in any material respect any of its covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in ARTICLE VIII, (ii) cannot be or has not been cured within twenty (20) days following delivery of notice to Seller of such breach or failure to perform and (iii) has not been waived by Purchaser; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 3.4(h) if Purchaser is then in material breach of the terms of this Agreement; or

(i)      by written notice from Seller to Purchaser, if all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price at the Closing.

3.5      Effect of Termination; Expense Reimbursement.

(a)      Survival. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that (a) this Section 3.5 (Effect of Termination; Expense Reimbursement), Section 7.8 (Publicity), ARTICLE IX (Defined Terms) and ARTICLE XI (Miscellaneous) shall survive any such termination and (b) in no event shall any termination of this Agreement relieve Seller of any Liability for any willful breach of this Agreement by Seller.

(b)      Purchaser Expense Reimbursement. If this Agreement is terminated pursuant to Section 3.4 (other than pursuant to Section 3.4(g) or any other provision of Section 3.4 due to Purchaser’s material breach of any of its obligations under this Agreement), Purchaser shall be entitled to the reimbursement of, and Seller shall promptly reimburse Purchaser in immediately available funds for, its actual, reasonable out-of-pocket legal fees and expenses (the “Expense Reimbursement”) in an amount up to $100,000. The Parties agree that the Expense Reimbursement is not a penalty, but rather is to reimburse Purchaser for reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and performance of the transactions contemplated by this Agreement, including filing and notification fees, and reasonable out-of-pocket fees and expenses of Purchaser (including professionals’ fees and expenses) and its Representatives in connection with the preparation, execution and negotiation of this Agreement, complying with its terms and otherwise effectuating the transactions contemplated hereby. The obligations of Seller to pay the Expense Reimbursement (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against Seller, other than any adequate protection order in existence at the time the Expense Reimbursement is approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.5(a). The Sale Order, and any order entered by the Bankruptcy Court approving an Alternative Transaction, shall approve the Expense Reimbursement as set forth in this Section 3.5(b).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1      Organization and Qualification.  Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller is duly qualified or registered as a foreign entity to transact business and is in good standing under the Laws of each jurisdiction where the character of its activities or the location of the properties owned, leased or operated by it requires such qualification or registration, except where the failure to be so qualified or registered would not have a Material Adverse Effect. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Seller has previously delivered to Purchaser complete and correct copies of its organizational documents, as amended and in effect on the Agreement Date (the “Organizational Documents”).

4.2      Authorization of Agreement.  Subject to the entry of the Sale Order and the Section 365(n) Order, Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other Party, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

4.3      Conflicts; Consents; Compliance with Law.

(a)      The execution, delivery and performance by Seller of this Agreement or any Ancillary Document to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Seller of any other action contemplated hereby or thereby, do not and will not (i) contravene, violate or conflict with any term or provision of its Organizational Documents; (ii) subject to the entry of the Sale Order and the Section 365(n) Order, contravene, violate or conflict with, constitute a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of any Material Contract to which it is a party or by which any of its properties or assets are bound; (iii) subject to the entry of the Sale Order and the Section 365(n) Order, contravene, violate or conflict with any order, writ, injunction, judgment or decree applicable to Seller or any of the properties or assets (including the Purchased Assets) of Seller, or the Business; (iv) subject to the entry of the Sale Order and the Section 365(n) Order, contravene, violate or conflict with any Law applicable to Seller, (v) create or impose any Encumbrances (other than Permitted Encumbrances) on any Purchased Asset, or (vi) adversely affect any Governmental Authorization; other than, in the case of clauses (iii) through (vi), any such contravention, violation, conflict, creation, imposition or affect that would not have a Material Adverse Effect.

(b)      Except (i) for the entry of the Sale Order and the Section 365(n) Order and (ii) as set forth on Schedule 4.3(b), no filing with, notice to or consent from any Person is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Seller of any other action contemplated hereby or thereby.

(c)      Seller is, and has at all times been, in compliance, in all material respects, with all applicable Laws, including without limitation the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, Pub. L. No. 111-5, and regulations promulgated thereunder by the U.S. Department of Health and Human Services. Seller has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law. Seller is not in default of any order, writ, injunction, judgment or decree applicable to the Business or the Purchased Assets.

4.4      Absence of Certain Developments.  Except for actions taken in connection with the Bankruptcy Case, or as set forth on Schedule 4.4, since the date of the Most Recent United States Trustee Operating Report, there has not occurred any (a) Material Adverse Effect, (b) damage, destruction, loss or casualty to the Purchased Assets with a value in excess of $25,000, whether or not covered by insurance, (c) event, and no action has been taken, that would be prohibited by the terms of Section 7.1 if such Section had been in effect as of and at all times since such date.

4.5      Litigation.  Except as set forth on Schedule 4.5, there is no material Action pending, or to the Knowledge of Seller, threatened, against Seller, any property or asset of Seller or the Business, or which could give rise to or increase an Assumed Liability, or which challenge the validity or propriety of the transactions contemplated by this Agreement or any of the Ancillary Documents. Except as set forth on Schedule 4.5, Seller is not subject to any order, writ, injunction, judgment or decree that relates to the Business or the Purchased Assets.

4.6      Intellectual Property.

(a)      Set forth on Schedule 4.6(a) is a true, complete and correct list of each (i) registration which has been issued to Seller and has not expired with respect to any Owned Intellectual Property (with any relevant registration numbers identified), (ii) pending application for registration which Seller has made with respect to any Owned Intellectual Property, (iii) license, sublicense, agreement or other permission pursuant to which any third party has granted to Seller the right to use any Licensed Intellectual Property (other than licenses of commercially available off-the-shelf software licensed pursuant to shrink wrap, click wrap or similar licenses) and (iv) license, sublicense, agreement or other permission pursuant to which Seller has granted to any third party the right to use any Seller Intellectual Property.

(b)      Except as set forth on Schedule 4.6(a), each item of Owned Intellectual Property disclosed on Schedule 4.6(a), and all Internet web site content (provided that any biographical information of Seller’s employees, principals, officers and/or directors contained therein shall not be used or reproduced for any commercial purposes) and software developed internally by Seller, is (i) owned by Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, and (ii) not the subject of any Action, except for Actions in order to prosecute pending applications for registration of Owned Intellectual Property.

(c)      Except as set forth on Schedule 4.6(c), Seller is not required to pay any material royalty, license fee or similar compensation with respect to any Licensed Intellectual Property in connection with the conduct of the Business as currently conducted. Seller currently owns or possesses licenses or other rights to use all Licensed Intellectual Property necessary to conduct the Business as currently conducted, consistent with past practice, and as proposed to be conducted. The Seller Intellectual Property includes all Intellectual Property necessary to conduct the Business as currently conducted, consistent with past practice, and as proposed to be conducted.

(d)      Seller has not interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with the Intellectual Property of any other Person or engaged in any act of unlawful use or unfair competition, and no written, or to Seller’s Knowledge oral, claims have been asserted by any Person alleging such interference, infringement, misappropriation, dilution, violation, conflict, act of unlawful use or act of unfair competition.

(e)      Seller has not notified any Person that it believes that such Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Seller Intellectual Property, or engaging in any act of unlawful use or unfair competition, or has done any of the foregoing and, to the Knowledge of Seller, no Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Seller Intellectual Property.

(f)      There is no Intellectual Property developed by any shareholder, director, officer, consultant or employee of Seller that is used by the Business and that has not been transferred to Seller, or is not owned by Seller free and clear of any Encumbrances, other than Permitted Encumbrances.

(g)      Seller has taken all necessary action, including the payment of maintenance and renewal fees (excluding deferral fees) due and owing prior to the date of this Agreement, in all appropriate jurisdictions to register and maintain the registration or to otherwise preserve the proprietary nature of all of the Owned Intellectual Property, except for such actions that would not have a Material Adverse Effect.

4.7      Agreements, Contracts and Commitments; Certain Other Agreements.  Set forth on Schedule 4.7 is a true, correct and complete list of the Contracts currently in force relating to the Business or any of the Purchased Assets to which Seller is a party or under which Seller has continuing Liabilities (collectively, the “Material Contracts”), excluding this Agreement, but including without limitation:

(a)      Contracts that were not entered into in the Ordinary Course of Business;

(b)      Contracts granting any Person an Encumbrance on all or any part of any of the Purchased Assets;

(c)      joint venture, partnership or other similar Contracts entitling any Person to any profits, revenues or cash flows of Seller or requiring payments or other distributions based on such profits, revenues or cash flows;

(d)      Contracts with any customers, vendors, suppliers or distributors;

(e)      Contracts with any Affiliated Party;

(f)      Contracts that: (A) limit or restrict Seller or any of its Affiliates from engaging in any business or other activity in any jurisdiction; or (B) create or purport to create any exclusive relationship or arrangement;

(g)      Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(h)      Contracts (A) with respect to Seller Intellectual Property licensed or transferred to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller (in the case of both (A) and (B), except for off the shelf software and licenses implied in the sale of such software);

(i)      Contracts with any Governmental Body; and

(j)      Contracts (other than those described in clauses (a) through (i) of this Section 4.7) to which Seller is a party or by which any of its properties or assets are bound that is material to Seller or the Business.

4.8      Governmental Authorizations.    Set forth on Schedule 4.8 is, to Seller’s Knowledge, a true, complete and correct list of all of the material Governmental Authorizations that are necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets (collectively, the “Material Governmental Authorizations”). To Seller’s Knowledge, all Material Governmental Authorizations are valid and in full force and effect and, to Seller’s Knowledge, there exists no threatened suspension, cancellation or invalidation of any Material Governmental Authorization. Seller is in compliance with its obligations under each of the Material Governmental Authorizations and the rules and regulations of the Governmental Body issuing such Material Governmental Authorizations, and no condition exists that (with or without notice or lapse of time or both) would constitute a default under, or a violation of, any Material Governmental Authorization.

4.9      Brokers and Finders.  Except as set forth on Schedule 4.9, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Seller or any of its Affiliates.

4.10      Title to Purchased Assets; Condition of Assets.

(a)      Except as set forth on Schedule 4.10(a), (i) Seller owns good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances and (ii) no Purchased Assets are the subject of any Action (except for Actions in order to prosecute pending applications for registration of Owned Intellectual Property and the adversary proceeding in the United States Bankruptcy Court for the District of Maryland captioned Correlogic Systems, Inc. v. Quest Diagnostics et al.). Except as set forth on Schedule 4.10(a), Seller has and shall convey to Purchaser at the Closing good, valid, transferable and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)      Each of the Purchased Assets is in good operating condition and repair, reasonable wear and tear excepted, and is capable of being used in the Ordinary Course of Business in the manner necessary to operate the Business. Without limiting the generality of the foregoing or of Section 4.3(c), each of the Samples was collected, stored, tested and maintained at all times in accordance with all Laws, Company standards and procedures as set forth in the Documents and disclosed to Purchaser, and industry best practice.

4.11      Affiliate Matters.  Except as set forth on Schedule 4.11, at any time since Seller’s inception, no Affiliated Party (a) has had any direct or indirect interest in any asset used in or otherwise relating to the Business, (b) has competed, directly or indirectly, with the Business, (c) has entered into, or has had any direct or indirect financial interest in, any transaction or business dealing involving the Business, or (d) has any claim or right against Seller.

4.12      Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.12, there are no Liabilities with respect to the Business, except (i) Liabilities reflected on the liabilities side of the Most Recent Balance Sheet, (ii) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement and (iii) Liabilities that are or will be Excluded Liabilities.

4.13      Full Disclosure.    Neither this Agreement nor any Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1      Organization and Qualification.  Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser is duly qualified or registered as a foreign entity to transact business, and is in good standing under the Laws of the jurisdiction where the character of its activities or the location of the properties owned, leased or operated by it requires such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

5.2      Authority.  Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by Seller and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

5.3      Conflicts; Consents.

(a)      Except as set forth on Schedule 5.3(a), the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby, do not and will not (i) contravene, violate or conflict with any term or provision of its organizational documents, (ii) contravene, violate or conflict with any order, writ, injunction, judgment or decree applicable to Purchaser or any of its properties or assets, (iii) contravene, violate or conflict with any Law applicable to Purchaser, other than, in the case of clauses (ii) and (iii), any such contravention, violation, conflict, creation, imposition or affect that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby.

(b)      Except as set forth on Schedule 5.3(b), no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the performance by Purchaser with its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.4      Financing.  Purchaser has sufficient funds, in an aggregate amount necessary to pay the Purchase Price and to consummate the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

5.5      Brokers.    No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and Seller is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VI.

BANKRUPTCY COURT MATTERS

6.1      Sale Motion and Section 365(n) Motion; Non-Solicitation.  No later than one (1) day after the Agreement Date, Seller shall file with the Bankruptcy Court applications or motions seeking approval of the Sale Order, the Section 365(n) Order and the transactions contemplated in this Agreement, which shall be acceptable to Purchaser in form and substance in Purchaser’s sole discretion. Seller shall promptly serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Maryland and any other applicable order of the Bankruptcy Court. From the date of execution of this Agreement by Seller through the entry of the Sale Order, Seller shall not solicit or negotiate with respect to other offers to purchase the Purchased Assets or propose any plan of reorganization or plan of liquidation to retain or dispose of the Purchased Assets.

6.2      Sale Order.  The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall be acceptable to Purchaser in form and substance in Purchaser’s sole discretion, and shall, among other things, (i) approve, pursuant to Sections 105 and 363 of the Bankruptcy Code, (A) the execution, delivery and performance by Seller of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Seller of its obligations under this Agreement; and (ii) find that Purchaser is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Seller shall use reasonable efforts to defend such appeal.

6.3      Section 365(n) Order.  The Section 365(n) Order shall be entered by the Bankruptcy Court. The Section 365(n) Order shall be acceptable to Purchaser in form and substance in Purchaser’s sole discretion, and shall, among other things, (i) declare that LabCorp’s and Quest’s rights in or to any Licensed Technology (as defined in the License Agreements) are limited to the Licensed Technology that existed immediately before the Petition Date; (ii) Quest and LabCorp do not have, any license or any other rights in or to any improvement, enhancement, derivative work, modification, variation, new version, new release, upgrade, and update (collectively, “Improvement”) to or of any Licensed Technology to the

extent the Improvement is developed by or for Seller or any successor or assignee of Seller on or after the Petition Date; and (iii) grant to Seller such further relief as is just and appropriate under the circumstances. In the event that the Bankruptcy Court’s approval of the Section 365(n) Order shall be appealed, Seller shall use reasonable efforts to defend such appeal.

ARTICLE VII.

COVENANTS AND AGREEMENTS

7.1      Conduct of Business of Seller.   During the Pre-Closing Period, except (a) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (b) as required by applicable Law, (c) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 7.1 or (d) with the prior written consent of Purchaser, Seller shall:

(i)        conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business, and without limiting the generality of the foregoing, will store and maintain all of the Samples at all times in accordance with all Laws, Company standards and procedures as set forth in the Documents and disclosed to Purchaser, and industry best practice;

(ii)       use its commercially reasonable efforts to preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business;

(iii)      comply with all applicable Laws;

(iv)      maintain in full force and effect policies of insurance comparable in amount and scope of coverage to that maintained as of the Agreement Date by or on its behalf;

(v)       maintain the books of account and records of the Business as conducted by it in the Ordinary Course of Business and consistent with past practices;

(vi)      not mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Purchased Assets;

(vii)     not sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets;

(viii)    not cancel or compromise any material claim or waive or release any material right of Seller that constitutes a Purchased Asset or otherwise relates to the Business without the consent of the Purchaser, which consent shall be unreasonably withheld;

(ix)      not enter into, renew, cancel, terminate, amend, modify, supplement, rescind or breach any Material Contract or any term of any Material

Contract, or waive, release or assign any material rights or claims thereunder (in each case, in a manner adverse to Seller or the Business);

(x)      not make or rescind any material Tax election or take any material Tax position (unless required by Law) or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices, or settle any Tax Liability, except in each case as would not reasonably be expected to result in Liability to Purchaser or the Business;

(xi)     not settle or compromise any Action related to or in connection with the Business, the Purchased Assets or any Assumed Liability;

(xii)    not (A) take any action that reasonably jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any of the Material Governmental Authorizations, (B) fail to use commercially reasonable efforts to prosecute with due diligence any pending applications with respect to the Material Governmental Authorizations, or (C) fail to initiate appropriate steps to renew any Material Governmental Authorizations held by Seller that are scheduled to terminate prior to or within ninety (90) days after the Closing;

(xiii)   not transfer, assign or abandon or grant any rights or modify any existing rights under or with respect to any Seller Intellectual Property other than in the Ordinary Course of Business; and

(xiv)   not authorize, or commit or agree to take, any of the actions set forth in clauses (vi) through (xiii).

7.2      Delivery of Purchased Assets.    Seller shall deliver to Purchaser at Purchaser’s expense, the Purchased Assets, including without limitation the Samples, in accordance with all Laws, Company standards and procedures as set forth in the Documents and disclosed to Purchaser, and industry best practice, and subject to reasonable written requests and instructions from Purchaser.

7.3      Purchased Names.    Within two (2) Business Days following the Closing Date, Seller shall cease using the Purchased Names, except as otherwise required for purposes of the Bankruptcy Case and the related winding-down and dissolution of the Seller. In connection with enabling Purchaser at or as soon as practicable following the Closing to use the Purchased Names, Seller shall, at or prior to the Closing, execute and deliver to Purchaser all consents related to such change of name as may be reasonably requested by Purchaser, and shall otherwise cooperate with Purchaser.

7.4      Access to Information.

(a)      Seller agrees that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, officers, directors, accountants, auditors, counsel and operations of Seller related to the Business and the Purchased Assets as Purchaser’s Representatives may reasonably request, including access to the real property owned, leased or operated by or for Seller. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Pursuant to this Section 7.4, Seller shall furnish to Purchaser and its Representatives such financial, technical, operating and property related data and other information as such Persons reasonably request. Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with Seller and its Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.

(b)      From and after the Closing Date, Seller shall give Purchaser and Purchaser’s Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, officers, directors, Documents (including any Documents included in the Excluded Assets), personnel files and books and records of Seller pertaining to the Business and the Purchased Assets. In connection with the foregoing, Seller shall use commercially reasonable efforts to cause its Representatives to furnish to Purchaser such financial, technical, operating and other information pertaining to the Business as Purchaser’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, Seller shall, and shall use commercially reasonable efforts to cause its Employees, officers, directors and Affiliates to, cooperate with Purchaser as may reasonably be requested by Purchaser for purposes of (i) enabling an independent accounting firm selected by Purchaser to conduct an audit of the Business, including access to Seller’s independent auditors’ working papers pertaining to the Business or the Purchased Assets (including any environmental assessment); (ii) undertaking, with the consent of Seller, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Purchased Assets; (iii) undertaking any study relating to Seller’s compliance with Laws; and (iv) having consultations and discussions regarding the Purchased Assets and the Business upon Purchaser’s request. Seller acknowledges that information or access may be requested and used for such purposes.

(c)      No information received pursuant to any investigation or examination made under this Section 7.4 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Seller set forth in this Agreement or any Ancillary Document, (ii) amend or otherwise supplement the information set forth in any Schedule provided by Seller, (iii) limit or restrict the remedies available to Purchaser under applicable Law arising out of a breach by Seller of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of Purchaser to invoke or rely on the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement set forth in ARTICLE VIII.

7.5      Reasonable Efforts; Cooperation.

(a)      Subject to the other provisions hereof, each Party shall use reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

  (i)        each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the Business, the Purchased Assets or the transactions contemplated by this Agreement or the Ancillary Documents); Seller shall furnish to Purchaser all information required for any application or other filing to be made by Seller pursuant to any applicable Law in connection with the transactions contemplated hereby;

  (ii)       each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

  (iii)      in the event any Action is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (A) cooperate and use commercially reasonable efforts to defend against such Action, (B) in the event an injunction or other order is issued in any such Action, use commercially reasonable efforts to have such injunction or other order lifted and (C) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

  (iv)      Seller shall give all notices to third parties and use its best efforts (in consultation with Purchaser) to obtain all third-party consents (A) necessary, proper or advisable to consummate the transactions contemplated hereby, (B) required to be given or obtained, or (C) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

(b)      In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date and (ii) is a Contract that Purchaser wishes to assume the rights and obligations of, Purchaser and Seller shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract.

7.6      Further Assurances.

(a)      Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, including without limitation any such documents necessary or advisable to validly transfer and assign to Purchaser the Seller Intellectual Property.

(b)      Purchaser authorizes and empowers Seller from and after the Closing Date to receive and to open all mail received by Seller relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 7.6(b). Seller shall (i) promptly deliver to Purchaser any mail or other communication received by it after the Closing Date and relating to the Purchased Assets, the Business or the Assumed Liabilities, (ii) promptly transfer in immediately available funds to Purchaser any cash, electronic credit or deposit received by Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets and (iii) promptly forward to Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets. Purchaser shall (x) promptly deliver to Seller any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly transfer funds to Seller, any cash, electronic credit or deposit received by Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Seller any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Seller shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to Purchaser, and Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Seller.

7.7      Preservation of Records.    Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period of two (2) years from the Closing Date, in the case of Purchaser, and until the closing of the Bankruptcy Case or the liquidation and winding up of Seller’s estates, in the case of Seller, and shall make such records available to the other Party as may be reasonably requested by such other Party in connection with, among other things, any insurance claims by, Actions or Tax audits against or governmental investigations of Seller or Purchaser or any of their respective Affiliates, or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement or any Ancillary Document and the transactions contemplated hereby and thereby. In the event Seller or Purchaser wishes to destroy such records at the end of any such period, such Party shall first give sixty (60) days prior written notice to the other Party and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within such sixty (60) day period, to take possession of the records within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Seller’s estates shall permit.

7.8      Publicity.  During the Pre-Closing Period, (a) Seller shall not (and Seller shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Purchaser’s prior written consent; and (b) Purchaser will use commercially reasonable efforts to consult with Seller prior to issuing any press release or making any public statement regarding the transactions contemplated by this Agreement; provided, however, that nothing herein shall be deemed to prohibit Purchaser from making any public disclosure that Purchaser deems necessary or appropriate under applicable Law, the regulations of any securities exchange, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided, further, that except as otherwise provided herein, without the prior written consent of Purchaser, Seller shall not, except as necessary and appropriate under applicable Law, the regulations of any securities exchange, or by the Bankruptcy Court, at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such Parties’ Representatives who Seller reasonably determines need to know such information for the purpose of advising Seller, it being understood that such Representatives will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement; provided, further, that, subject to Purchaser’s written consent, nothing herein shall be deemed to prohibit Seller from making any disclosure in the Sale Motion that Seller deems necessary or appropriate.

7.9      Communication with Customers and Certain Other Parties.  Seller and Purchaser shall send a joint letter to Seller’s customers, in form and substance reasonably satisfactory to Purchaser, at a mutually satisfactory time after the Bankruptcy Court’s entry of the Sale Order, which shall include, but not be limited to, advising such customers about the existence of (but not the terms of) this Agreement and the pending transfer of the customers’ account(s) from Seller to Purchaser. In addition, Purchaser shall, with the prior consent of Seller, which consent shall not be unreasonably withheld or delayed, have the right to contact and negotiate directly with Seller’s joint ventures and other partners and lenders with respect to any Purchased Assets or Assumed Liabilities. Seller shall have the right to participate in such negotiations and agree to cooperate with Purchaser, at Purchaser’s request, in any such negotiations.

7.10      Notification of Certain Matters.  Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement. To the extent permitted by applicable Law, Seller shall give prompt notice to Purchaser of (x) any notice of any alleged violation of Law applicable to Seller, (y) the commencement of any Action by any Governmental Body with respect to the Business or that any such Action, to the Knowledge of Seller, is contemplated, and (z) the infringement or unauthorized use by any Person of any material Intellectual Property (of which Seller has Knowledge).

7.11      Transfer Taxes.  All sales, transfer, filing, recordation, registration, documentary, stamp, and similar Taxes and fees (“Transfer Taxes”) arising from or associated with the transactions contemplated hereunder, whether levied on Purchaser or Seller, shall be borne by Purchaser, unless waived pursuant to an order of the Bankruptcy Court.

7.12      Non-Competition.

(a)      Background.    The Parties agree that (i) it would be detrimental to Purchaser if Seller, directly or indirectly, were to engage in business in the field of the Business, particularly while it is in possession of and has knowledge of confidential and proprietary information with respect thereto; and (ii) the rights and restrictions set forth in this Section 7.12 are a condition precedent and a necessary and material inducement to Purchaser’s entry into this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including without limitation payment of the Purchase Price hereunder.

(b)      Non-Competition.   Except as otherwise explicitly permitted by the last sentence of this Section 7.12(b), from the Closing Date and continuing for a period of ten (10) years thereafter (the “Non-Compete Term”), Seller will not, either directly or indirectly, itself or by or through any Affiliate, acquire, lease, manage, consult for, provide services to, serve as agent or subcontractor for, finance, invest in (whether through debt or equity securities or otherwise), own any part of, exercise management control over be employed by, participate in, assist, aid or advise in any way, any business or enterprise that engages in or competes with the Business in the Non-Compete Territory. Notwithstanding the foregoing, nothing contained in this Section 7.12(b) prohibits Seller or Affiliates of Seller from owning in the aggregate less than one percent (1%) of any class of voting securities registered under the Securities Act and quoted on a national securities exchange or inter-dealer quotation system. This non-competition provision shall not be construed in any way whatsoever as a non-competition agreement between Purchaser and Seller’s employees, former employees, principals, officers and/or directors. For the avoidance of doubt, Seller’s employees, former employees, principals, officers and/or directors shall not, under any circumstances, be subject to or bound by any non-competition agreement due solely to Seller’s entry into and performance under this Agreement.

(c)      Tolling.   In the event of the breach by Seller of Section 7.12(b), the running of the Non-Compete Term shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Purchaser shall receive the benefit of Seller’s compliance with Section 7.12(b) for the full duration of the Non-Compete Term.

(d)      Injunctive Relief.   Seller agrees and acknowledges that Purchaser has a valid and legitimate business interest in protecting the Business in the Non-Compete Territory from any activity prohibited by this Section 7.12. Seller acknowledges that Seller’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 7.12 by Seller will cause serious and potentially irreparable harm to Purchaser. Seller therefore acknowledges that a breach of Section 7.12 of this Agreement cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect Purchaser from a violation of this Section 7.12 and from the harm which this Section 7.12 is intended to prevent. By reason thereof, Seller acknowledges that Purchaser is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Section 7.12 without any requirement to post bond. Seller acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of, or prohibition against, pursuing other legal or equitable remedies in the event of a breach of this Agreement by Seller.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1      Conditions Precedent to the Obligations of Purchaser and Seller.   The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)      there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and

(b)      the Bankruptcy Court shall have entered the Sale Order and the Section 365(n) Order (as provided in ARTICLE VI) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Purchaser in its sole discretion, which orders shall not have been reversed, modified, amended or stayed.

8.2      Conditions Precedent to the Obligations of Seller.   The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)      the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b)      Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c)      Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 3.3.

8.3      Conditions Precedent to the Obligations of Purchaser.    The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a)      Seller shall have delivered to Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 6.2) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Seller (which service shall comply with Section 6.1);

(b)      Seller shall have delivered to Purchaser a certified copy of the Section 365(n) Order (which shall contain the terms described in Section 6.3) and (ii) copies of all affidavits of service of the Section 365(n) Motion or notice of such motion filed by or on behalf of Seller (which service shall comply with Section 6.1);

(c)      the representations and warranties made by Seller in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(d)      Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(e)      Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 3.2;

(f)      all of the Material Governmental Authorizations shall be in full force and effect as necessary for Purchaser to continue to conduct the Business in the Ordinary Course of Business immediately after the Closing Date; and

(g)      since the Agreement Date, there shall not have occurred a Material Adverse Effect.

ARTICLE IX.

DEFINED TERMS

9.1      Defined Terms.  As used herein:

(a)      “Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation by or before any Governmental Body.

(b)      “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(c)      “Affiliated Party” means: (i) each individual who is, or who has at any time been, an officer or director of Seller; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Person (other than Seller) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

(d)      “Agreement” shall have the meaning set forth in the preamble.

(e)      “Agreement Date” shall have the meaning set forth in the preamble.

(f)      “Allocation” shall have the meaning set forth in Section 10.2.

(g)      “Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Purchased Assets to a Person other than Purchaser, and (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(h)      “Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

(i)      “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

(j)      “Bankruptcy Code” shall have the meaning set forth in the Recitals.

(k)      “Bankruptcy Court” shall have the meaning set forth in the Recitals.

(l)      “Business” shall have the meaning set forth in the Recitals.

(m)      “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(n)      “Bankruptcy Case” shall have the meaning set forth in the Recitals.

(o)      “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(p)      “Closing” shall have the meaning set forth in Section 3.1.

(q)      “Closing Date” means the date on which the Closing occurs.

(r)      “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

(s)      “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.

(t)      “Documents” means, in each case with respect to the Purchased Assets and the Business, all of Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data (including clinical and statistical data and information, primary source data and case report forms), studies and documents, ledgers, journals, title policies, customer lists, regulatory filings (including all applications, submissions, approvals, licenses, and authorization applications or notifications, and all amendments, supplements, supporting files, data, studies, and reports relating thereto), operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(u)      “Employee” means an individual who, as of the applicable date, is employed by Seller in connection with the Business.

(v)      “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(w)      “Equipment” means all inventory, supplies, Samples, raw materials and work in progress related to the Business maintained or held by, stored by or on behalf of, or in transit to, Seller (for the sake of clarity, “Equipment” shall not include office furniture, desktop and laptop computers and peripherals, freezers or the nitrogen generator).

(x)      “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included Seller.

(y)      “Excluded Assets” shall have the meaning set forth in Section 1.2.

(z)      “Excluded Liabilities” shall have the meaning set forth in Section 1.4.

(aa)    “Expense Reimbursement” shall have the meaning set forth in Section 3.5(b).

(bb)    “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’s Bankruptcy Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(cc)    “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(dd)    “Governmental Authorization” means any: (i) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (ii) right under any Contract with any Governmental Body.

(ee)    “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(ff)    “Improvement” shall have the meaning set forth in Section 6.3.

(gg)    “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(hh)    “Intellectual Property” means and includes all past, present and future intellectual property and proprietary rights of any kind, which may exist or be created under the Laws of any jurisdiction in the world, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, whether registered, unregistered and/or under common law, together with all goodwill, registrations and applications related to the foregoing, throughout the world; (ii) patents, patent disclosures, utility models, industrial design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations, applications and foreign counterparts throughout the world for or related to any of the foregoing); (iii) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, mask works, database rights, design rights, industrial property rights, publicity rights, privacy rights and other copyrightable subject matter (including any registration and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information; (v) computer software, computer programs, and databases (whether in source code, object code or other form and all documentation relating thereto); (vi) other proprietary rights in Intellectual Property of every kind and nature (including inventions, invention disclosures, statutory invention registrations, manufacturing and production processes and techniques, clinical and statistical data and information, biomarker assays, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vii) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(ii)    “Knowledge” or (“Knowledge of Seller” or “Seller’s Knowledge”) means the actual knowledge of Peter J. Levine, Esq. and Ping F. Yip, Ph.D., in each case, including facts of which any such individual should be aware in the reasonably prudent exercise of his or her duties.

(jj)    “LabCorp” means Laboratory Corporation of America Holdings, a Delaware corporation.

(kk)  “Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance,

code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(ll)      “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(mm)  “License Agreements” means, collectively, (i) that certain Technology License and Development Agreement, dated as of October 31, 2002, by and between Quest and Seller, as amended; and (ii) that certain Technology License and Development Agreement, dated as of November 1, 2002, by and between LabCorp and Seller, as amended.

(nn)    “Licensed Intellectual Property” means any Intellectual Property that is licensed to Seller, and used, or held for use, in connection with the operation of the Business.

(oo)    “Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (i) assets, Liabilities, Business, properties, condition (financial or otherwise) or results of operations of Seller or the Business, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Document or perform its obligations hereunder or thereunder, provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect: any event, circumstance, change, occurrence or state of facts resulting from (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on Seller relative to other participants in the industry in which Seller conducts the Business, (b) changes that affect generally the industry in which Seller operates but that do not have a disproportionate effect on Seller relative to other participants in the industry in which Seller conducts the Business, (c) changes after the Agreement Date in any applicable Law or GAAP, or (d) the commencement of the Bankruptcy Case.

(pp)    “Material Contract” shall have the meaning set forth in Section 4.7.

(qq)    “Material Governmental Authorizations” shall have the meaning set forth in Section 4.8.

(rr)     “Most Recent Balance Sheet” means the audited balance sheet of Seller, including the notes thereto, for Seller’s most recent completed fiscal year.

(ss)    “Most Recent United States Trustee Operating Report” means the United States Trustee Operating Report filed in the Bankruptcy Case for the period dated September 1, 2011 through September 30, 2011.

(tt)      “Non-Assigned Contracts” means any Contracts to which Seller is a party including the Contracts set forth on Schedule 9.1(tt).

(uu)    “Non-Compete Term” shall have the meaning set forth in Section 7.12(b).

(vv)    “Non-Compete Territory” shall mean the entire world.

(ww)  “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(xx)    “Organizational Documents” shall have the meaning set forth in Section 4.1.

(yy)    “Outside Date” shall have the meaning set forth in Section 3.4(b).

(zz)    “Owned Intellectual Property” means all Intellectual Property owned by Seller, and used, or held for use, in connection with the operation of the Business.

(aaa)  “Party” or “Parties” means, individually, Purchaser and Seller and, collectively, Purchaser and Seller.

(bbb)  “Permitted Assign” shall have the meaning set forth in Section 11.8.

(ccc)  “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, (v) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Business and (vi) Encumbrances arising from the Assumed Liabilities.

(ddd)  “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(eee)  “Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.

(fff)    “Purchased Assets” shall have the meaning set forth in Section 1.1.

(ggg)  “Purchase Price” shall have the meaning set forth in Section 2.1.

(hhh)     “Purchased Names” means the names “OvaCheck®”, “OvaCheck2™” and any derivations thereof.

(iii)        “Quest” means Quest Diagnostics Incorporated, a Delaware corporation.

(jjj)        “Representatives” shall have the meaning set forth in Section 7.4(a).

(kkk)     “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(lll)        “Sale Motion” means the motion or motions of Seller, in form and substance reasonably acceptable to Purchaser in its sole discretion, seeking approval and entry of the Sale Order.

(mmm) “Sale Order” means an order substantially in the form attached hereto as Exhibit B and otherwise in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(nnn)     “Samples” means all clinical and diagnostic samples (including secreta, blood, tissue and tissue fluids), excluding (i) the breast cancer samples, in whole or in part, leased by Seller from Winber Research Institute and (ii) any and all prostate cancer samples.

(ooo)     “Section 365(n) Motion” means the motion or motions of Seller, in form and substance reasonably acceptable to Purchaser in its sole discretion, seeking approval and entry of the Section 365(n) Order.

(ppp)     “Section 365(n) Order” means an order substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(qqq)     “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(rrr)       “Seller” shall have the meaning set forth in the preamble.

(sss)      “Seller Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

(ttt)        “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all material employment, termination, bonus, severance, change in control, collective bargaining or other similar Contracts to which Seller or any ERISA Affiliate is a party, with respect to which Seller or any ERISA Affiliate has any obligation or which are maintained by Seller or any ERISA Affiliate or to which Seller or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former directors, officers, consultants and Employees of Seller.

(uuu)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

(vvv)    “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body, including any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes and any Liability for the Taxes of any other Person as a transferee or successor, by Law, Contract or otherwise.

(www) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(xxx)    “Transfer Taxes” shall have the meaning set forth in Section 7.11.

(yyy)    “Treasury Regulations” means the temporary and final income Tax regulations, promulgated under the Code.

(zzz)    “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

ARTICLE X.

TAXES

10.1    Additional Tax Matters.    EACH PARTY PAYS ITS RESPECTIVE TAX LIABILITY TO THE EXTENT THE SALE OF THE PURCHASED ASSETS GIVES RISE TO A TAX LIABILITY. SELLER IS NOT RESPONSIBLE FOR PURCHASER’S TAX LIABILITY AS A RESULT OF THE SALE.

10.2    Allocation of Purchase Price.    Purchaser shall determine the allocation of the Purchase Price among the Purchased Assets and the agreements provided for herein, for all purposes (including financial, accounting and tax) (the “Allocation”). Purchaser and Seller shall each report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. Seller shall provide to Purchaser and Purchaser shall provide to Seller a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

ARTICLE XI.

MISCELLANEOUS

11.1    Payment of Expenses.  Subject to Section 3.5(b), except as otherwise provided in this Agreement and whether or not the transactions contemplated hereby are consummated, Seller and Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

11.2    Survival of Representations and Warranties; Survival of Covenants.  The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

11.3    Entire Agreement; Amendments and Waivers.  This Agreement, together with the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

11.4    Execution of Agreement; Counterparts; Electronic Signatures.

(a)      This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b)      The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.5    Governing Law.    THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

11.6    Jurisdiction, Waiver of Jury Trial.

(a)      THE BANKRUPTCY COURT WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY AND THE PARTIES HEREBY CONSENT TO AND SUBMIT TO THE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT.

(b)      EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.7    Notices.   Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Seller, to:

Correlogic Systems, Inc.

20271 Goldenrod Lane, Suite 2070

Germantown, Maryland 20876

Attention: Chief Executive Officer

Facsimile.: (301) 515-3911

E-mail: plevine@correlogic.com

With a copy (which shall not constitute effective notice) to:

McNamee, Hosea, Jernigan, Kim, Greenan & Lynch, P.A.

6411 Ivy Lane, Suite 200

Greenbelt, Maryland 20770

Attention: Steven L. Goldberg, Esq.

Facsimile: (301) 982-9450

E-mail: sgoldberg@mhlawyers.com

If to Purchaser, to:

Vermillion, Inc.

12117 Bee Caves Road

Building II, Suite 100

Austin, Texas 78738

Attention: Chief Executive Officer

Facsimile: (512) 439-6980

E-mail: gpage@vermillion.com

With a copy (which shall not constitute effective notice) to:

Paul Hastings LLP

1117 South California Avenue

Palo Alto, California 94304

Attention: Robert A. Claassen, Esq.

Facsimile: (650) 320-1984

E-mail: robertclaassen@paulhastings.com

and

Paul Hastings LLP

75 East 55th Street, First Floor

New York, New York 10022

Attention: Bryan R. Kaplan, Esq.

Facsimile: (212) 230-5179

E-mail: bryankaplan@paulhastings.com

11.8    Binding Effect; Assignment.    This Agreement shall be binding upon Purchaser and, subject to entry of the Sale Order, Seller, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void; provided, however, that Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly owned Subsidiaries of Purchaser (each, a “Permitted Assign”) (subject to the next succeeding sentence). No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also be deemed to include any such Permitted Assign unless the context otherwise requires.

11.9    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

11.10  Injunctive Relief. The Parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Seller, and, accordingly, Purchaser shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining Purchaser from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by Seller. The rights set forth in this Section 11.10 shall be in addition to any other rights which Purchaser may have at Law or in equity pursuant to this Agreement.

11.11  Non Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, incorporator, member, partner or equity holder of Seller or Purchaser shall have any liability for any obligations or liabilities of Seller or Purchaser under this Agreement or any Ancillary Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.12  Bulk Sales Laws. To the extent that any “bulk sales,” “bulk transfers” or similar Laws in any applicable jurisdictions are applicable in respect of the transactions contemplated by this Agreement or any Ancillary Document, each Party hereby waives compliance by the Parties with any and all of the foregoing.

11.13  Time of the Essence. Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

11.14  Certain Interpretations.

(a)      Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

  (i)        All references in this Agreement to “Articles”, “Sections”, “Schedules” and “Exhibits” shall be deemed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement.

  (ii)       All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

  (iii)      The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  (iv)      The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation”.

  (v)       When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

  (vi)       Any reference in this Agreement to $ shall mean U.S. dollars.

  (vii)      Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

  (viii)     The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b)      The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CORRELOGIC SYSTEMS, INC.

By:	/s/ Peter J. Levine
Name: Peter J. Levine
Title: President and Chief Executive Officer

VERMILLION, INC.

By:	/s/ Ashish Kohli
Name: Ashish Kohli
Title: VP, Corporate Strategy

EXHIBIT A

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) dated as of [—], 2011 by Correlogic Systems, Inc., a Delaware corporation (“Seller”), in favor of Vermillion, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, the Parties hereto have entered into an Asset Purchase Agreement dated as of November 8, 2011 (the “Purchase Agreement”) providing for the purchase by Purchaser of certain assets of Seller, and the Parties hereto now desire to carry out such transaction by Seller’s execution and delivery to Purchaser of this instrument evidencing the vesting in Purchaser of all of the assets and rights of Seller hereinafter described. Capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of other valuable consideration to Seller in hand paid by Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which by Seller are hereby acknowledged, Seller hereby conveys, grants, bargains, sells, transfers, sets over, assigns, remises, releases, delivers and confirms unto Purchaser, its successors and assigns forever, effective as of 12:01 a.m. Central Time on the date hereof (the “Effective Time”), all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Seller hereby covenants that, from time to time after the delivery of this instrument, at Purchaser’s request and without further consideration, Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to more effectively convey, transfer to and vest in Purchaser, and to put Purchaser in possession of, any of the Purchased Assets.

Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all of the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of Purchaser and its successors and assigns.

This instrument is executed by, and shall be binding upon, Seller and its successors and assigns for the uses and purposes above set forth and referred to, effective as of the Effective Time.

This instrument shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions.

To the extent this Bill of Sale is inconsistent with any terms or conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

A-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale or caused this Bill of Sale to be executed on its behalf by a duly authorized officer of Seller as of [—], 2011.

CORRELOGIC SYSTEMS, INC.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF SALE ORDER

See attached.

Entered: December 02, 2011 Signed: December 02, 2011 SO ORDERED

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MARYLAND

(GREENBELT DIVISION)

*
In re		Chapter 11
*
CORRELOGIC SYSTEMS, INC.
	*	Case No. 10-25974-WIL
Debtor.
*
* * * * * * * * * * * * *

ORDER (A) AUTHORIZING SALE OF

SUBSTANTIALLY ALL OF DEBTOR’S ASSETS

FREE AND CLEAR OF ALL CLAIMS, ENCUMBRANCES

AND OTHER INTERESTS; (B) APPROVING THE AGREEMENT OF SALE; AND

(C) GRANTING RELATED RELIEF

Upon consideration of the motion (the “Motion”) [Docket No. 186] of Correlogic Systems, Inc. (the “Debtor”) for entry of an order (the “Sale Order”), among other things: (i) approving the sale (the “Sale”) of the Purchased Assets1 free and clear of all Claims and Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted

1	Unless otherwise stated, all capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Asset Purchase Agreement.

Encumbrances), (ii) Approving the Agreement of Sale and (iii) granting other related relief; and the Court having determined that the asset purchase agreement substantially in the form attached hereto as Exhibit A (as may be amended, the “Asset Purchase Agreement”) between the Debtor and Vermillion, Inc. (the “Purchaser”) is the highest and best offer; and it appearing that the relief requested in the Motion is in the best interests of the Debtor’s estate, its creditors, and other parties in interest; and it appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and it appearing that the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and adequate notice of the Motion and opportunity for objection having been given; and this Court having reviewed and considered the Motion and the objections thereto, if any; and upon consideration of all the pleadings filed with this Court; and this Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor:

THE COURT HEREBY FINDS THAT:

Jurisdiction, Final Order and Statutory Predicates

1.      This Court has jurisdiction to hear and determine the Motion pursuant to 28 U.S.C. §§ 157(b)(1) and 1334(a). This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue is proper in this District and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

2.      This Sale Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, and the Sale Order shall be immediately effective upon its entry.

3.      The statutory predicates for the relief requested in the Motion are sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007 and 9014.

Notice of the Sale

4.      Notice of the Motion and a reasonable opportunity to object or be heard with respect to the Motion and relief requested therein has been afforded to all known interested persons and entities entitled to receive such notice, including, but not limited to the following parties:

(i)	the Office of the United States Trustee for the District of Maryland;

(ii)	the Debtor’s thirty (30) largest unsecured creditors on a consolidated basis, as identified in their chapter 11 petitions;

(iii)	all taxing authorities and other governmental agencies having jurisdiction over any of the Purchased Assets, including the Internal Revenue Service;

(iv)	all parties that have requested or that are required to receive special notice pursuant to Bankruptcy Rule 2002;

(v)	all Persons known or reasonably believed to have asserted a Claim or Encumbrance on any of the Purchased Assets;

(vi)	the counterparties to each of the Assigned Contracts (the “Contract Counterparties”);

(vii)	any applicable state environmental agency.

5.      As evidenced by the affidavits of service previously filed with this Court, proper, timely, adequate, and sufficient notice of the Motion, and the Sale has been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014. The notices described above were good, sufficient and appropriate under the circumstances, and no other or further notice of the Motion, the Sale or the Sale Hearing is required. No other or further notice of the Motion, the Sale, the Sale Hearing, or of the entry of this Order is necessary or shall be required.

6.      The disclosures made by the Debtor concerning the Asset Purchase Agreement, the Sale, and the Sale Hearing were good, complete and adequate.

Section 363(f) Is Satisfied

7.      The Purchaser would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby if the sale of the Purchased Assets to the Purchaser were not free and clear of all Claims and Encumbrances of any kind or nature whatsoever (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), or if the Purchaser would, or in the future could, be liable for any of such Claims and Encumbrances.

8.      The Debtor may sell the Purchased Assets free and clear of all Encumbrances against the Debtor, its estate or any of the Purchased Assets (except for the Permitted Encumbrances and Assumed Liabilities) because, in each case, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those holders of Encumbrances against the Debtor, its estate or any of the Purchased Assets who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented thereto pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of such Encumbrances who did object fall within one or more of the other subsections of section 363(f) and are adequately protected by having their Encumbrances, if any, in each instance against the Debtor, its estate or any of the Purchased Assets, attach to the proceeds of the Sale ultimately attributable to the Purchased Assets in which such party alleges an interest, in the same order of priority, with the same validity, force and effect that such creditor had prior to the Sale, subject to any claims and defenses the Debtor and its estate may possess with respect thereto.

Good Faith of the Purchaser

9.      The Purchaser is not an “insider” of the Debtor, as that term is defined in section 101(31) of the Bankruptcy Code.

10.    The Purchaser is purchasing the Purchased Assets in good faith and is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to the full protection of that provision, and otherwise has proceeded in good faith in all respects in connection with this proceeding in that, among other things: (i) all payments to be made by the Purchaser and other agreements or arrangements entered into by the Purchaser in connection with the Sale have been disclosed; (ii) neither Debtor nor Purchaser has violated section 363(n) of the Bankruptcy Code by any action or inaction; (iii) no common identity of directors or controlling stockholders exists between the Purchaser and the Debtor; and (iv) the negotiation and execution of the Asset Purchase Agreement was at arms’ length and in good faith.

Highest and Best Offer

11.    The Debtor and its professionals conducted a fulsome marketing process of the Purchased Assets whereby they (i) provided potential purchasers, upon request, sufficient information to enable them to make an informed judgment on whether to submit a bid on the Purchased Assets, and (ii) afforded interested parties a full, fair and reasonable opportunity to conduct due diligence and submit offers on the Purchased Assets. The marketing process was conducted in a noncollusive, fair and good faith manner and a reasonable opportunity has been given to any interested party to make a higher or otherwise better offer for the Purchased Assets.

12.    The Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets.

13.    The Asset Purchase Agreement represents a fair and reasonable offer to purchase the Purchased Assets under the circumstances.

14.    Approval of the Motion and the Asset Purchase Agreement and the consummation of the transactions contemplated thereby are in the best interests of the Debtor, its creditors, its estate and other parties in interest.

15.    The Debtor has demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the Sale prior to, and outside of, a plan of reorganization.

16.    Entry of this Sale Order approving the Asset Purchase Agreement and all the provisions thereof is a necessary condition precedent to Purchaser’s consummation of the Sale.

No Fraudulent Transfer

17.    The consideration provided by the Purchaser pursuant to the Asset Purchase Agreement is fair and adequate and constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

18.    The Purchaser is not a mere continuation of the Debtor, or its estate and there is no continuity between the Purchaser and the Debtor or its estate. The Purchaser is not holding itself out to the public as a continuation of the Debtor. The Purchaser is not a successor to the Debtor or its estate and the Sale does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtor.

Validity of Transfer

19.    Upon entry of this Sale Order, the Debtor has full corporate power and authority to execute and deliver the Asset Purchase Agreement and all other documents contemplated thereby, and no further consents or approvals are required for the Debtor to consummate the transactions contemplated by the Asset Purchase Agreement, except as otherwise set forth in the Asset Purchase Agreement.

20.    The transfer of each of the Purchased Assets to the Purchaser will be as of the Closing Date a legal, valid, and effective transfer of such Purchased Assets, and vests or will vest the Purchaser with all right, title, and interest of the Debtor to the Purchased Assets free and clear of all Claims and Encumbrances accruing, arising or relating thereto any time prior to the Closing Date, except for any Permitted Encumbrances and Assumed Liabilities.

21.    The Closing shall be subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller or Purchaser, as applicable) on or prior to the Closing Date, of each of the conditions set forth in Article VIII of the Asset Purchase Agreement (the “Closing Conditions”).

Compelling Circumstances for an Immediate Sale

22.    To maximize the value of the Purchased Assets and preserve the viability of the business to which the Purchased Assets relate, it is essential that the Sale of the Purchased Assets occur within the time constraints set forth in the Asset Purchase Agreement. Time is of the essence in consummating the Sale.

23.    The consummation of the transactions contemplated by the Asset Purchase Agreement is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m) 365(b), and 365(f), and all of the applicable requirements of such sections have been complied with in respect of the transaction.

24.    The Sale does not constitute a de facto plan of reorganization or liquidation or an element of such a plan for the Debtor, as it does not and does not propose to: (i) impair or restructure existing debt of, or equity interests in, the Debtor; (ii) impair or circumvent voting rights with respect to any future plan proposed by the Debtor; (iii) circumvent chapter 11 plan safeguards, such as those set forth in sections 1125 and 1129 of the Bankruptcy Code; or

(iv) classify Claims or equity Encumbrances, compromise controversies or extend debt maturities.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

25.      Relief Granted.  The relief requested in the Motion is granted and approved, and the Sale to Purchaser under the Asset Purchase Agreement is approved as set forth in this Sale Order.

26.      Objections Overruled.  Any and all objections to the Motion, or the relief requested therein that has not been withdrawn, waived, or settled or otherwise resolved as announced to this Court at the Sale Hearing or by stipulation filed with this Court or as otherwise provided in this Sale Order, and all reservations of rights included therein, are hereby overruled on the merits.

27.      Findings of the Court.  The findings of the Court set forth above form an integral part of this Sale Order.

Approval of Asset Purchase Agreement

28.      Agreement Approved.  The Asset Purchase Agreement and all other ancillary documents, and all of the terms and conditions thereof, are hereby approved.

29.      Authorization to Consummate Transactions.  Pursuant to section 363(b) of the Bankruptcy Code, subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller or Purchaser, as applicable) of the Closing Conditions, the Debtor is authorized and directed to (a) consummate the Sale of the Purchased Assets to the Purchaser pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, and (b) execute and deliver, perform under, and implement the Asset Purchase Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement and the Sale, including any other ancillary documents, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Asset Purchase Agreement and such other ancillary documents.

30.      Order Binding on All Parties.  This Sale Order shall be binding in all respects upon the Debtor, its estate, all creditors, all holders of equity interests in the Debtor, all holders of any Claim(s) (whether known or unknown) against the Debtor, any holders of Encumbrances against or on all or any portion of the Purchased Assets, all Contract Counterparties, the Purchaser and all successors and assigns of the Purchaser, and any trustees, examiners, responsible officers, estate representatives, or similar entity for the Debtor, if any, subsequently appointed in the Bankruptcy Case or upon a conversion to chapter 7 under the Bankruptcy Code of the Bankruptcy Case. This Sale Order and the Asset Purchase Agreement shall inure to the benefit of the Debtor, its estate and creditors, the Purchaser and its respective successors and assigns.

31.      Section 365(n) Rights.  Notwithstanding anything to the contrary in this Sale Order or the Asset Purchase Agreement, the sale of the Purchased Assets shall be subject to Quest’s and LabCorp’s rights as set forth in the Section 365(n) Order. For the avoidance of doubt, Purchaser’s obligations under the Asset Purchase Agreement shall be conditioned on the 365(n) Order being entered by this Court in form and substance acceptable to Purchaser in Purchaser’s sole discretion, and such order shall be a Final Order.

Transfer of the Purchased Assets

32.      Transfer of Purchased Assets Authorized.   Pursuant to Bankruptcy Code sections 105(a), 363(b), and 363(f), the Debtor is authorized to transfer the Purchased Assets to the

Purchaser on the Closing Date, and the Purchaser is directed to pay the Purchase Price to the Debtor as provided in the Asset Purchase Agreement.

33.      Transfer of Assets.  Except as otherwise provided in the Asset Purchase Agreement, the Purchased Assets shall be transferred to the Purchaser in accordance with the Asset Purchase Agreement upon and as of the Closing Date and such transfer shall constitute a legal, valid, binding, and effective transfer of such Purchased Assets and, upon the Debtor’s receipt of the Purchase Price, shall be free and clear of all Encumbrances, except any Permitted Encumbrances and Assumed Liabilities. Upon the Closing of the Sale contemplated within the Asset Purchase Agreement, the Purchaser shall take title to and possession of the Purchased Assets, subject only to Permitted Encumbrances and Assumed Liabilities. For the avoidance of doubt, nothing contained herein shall in any way alter or modify the terms of the settlement between the Seller and Ahn-Gook Pharmaceutical Co., Ltd. approved by the Court by order entered March 22, 2011 [Docket No. 126].

34.      Surrender of Purchased Assets by Third Parties.  All entities that are in possession of some or all of the Purchased Assets on the Closing Date are directed to surrender possession of such Purchased Assets to the Purchaser at the Closing of the Sale. All entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of the Asset Purchase Agreement and this Sale Order.

35.      Transfer Free and Clear of Encumbrances.  Pursuant to section 363(f) of the Bankruptcy Code, the transfer of title to the Purchased Assets shall be free and clear of any and all Encumbrances, except for any Permitted Encumbrances and Assumed Liabilities. The Purchaser is not and shall not be liable as a successor under any theory of successor liability for

Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) that encumber or relate to the Purchased Assets.

36.      Creditors Directed to Release Encumbrances.   On the Closing Date, each creditor shall be authorized and directed to execute such documents and take all other actions as may be necessary to release Encumbrances (except for Permitted Encumbrances and Assumed Liabilities) on the Purchased Assets, if any, as provided for herein, as such Encumbrances may have been recorded or may otherwise exist.

37.      Debtor’s Authorization to Record Releases.   If any person or entity which has filed statements or other documents or agreements evidencing Encumbrances (other than the Permitted Encumbrances and Assumed Liabilities) on or in all or any portion of the Purchased Assets shall not have delivered to the Debtor prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary or desirable to the Purchaser for the purpose of documenting the release of all Encumbrances, which the Person or entity has or may assert with respect to all or any portion of the Purchased Assets, the Debtor is hereby authorized and directed, and the Purchaser is hereby authorized, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Purchased Assets. The transactions authorized herein shall be of full force and effect, regardless of the Debtor’s lack of good standing in any jurisdiction in which it is formed or authorized to transact business. A certified copy of this Sale Order may be filed with the appropriate clerk(s) and/or recorded with the recorder(s) which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Encumbrances in the Purchased Assets as of the Closing Date of any kind or nature whatsoever, other than the Permitted Encumbrances or Assumed Liabilities.

38.      Permanent Injunction.  Except as expressly permitted or otherwise specifically provided by the Asset Purchase Agreement or this Sale Order, all persons and entities holding Encumbrances in or against all or any portion of the Purchased Assets (other than Permitted Encumbrances and the Assumed Liabilities) arising under or out of, in connection with, or in any way relating to the Debtor, the Purchased Assets, the operation of the Debtor’s business prior to the Closing Date or the transfer of the Purchased Assets to the Purchaser, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchaser or its successors or assigns, their property or the Purchased Assets, such persons’ or entities’ Encumbrances in and to the Purchased Assets.

39.      Recording Offices.   This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement.

Other Provisions

40.      Injunction.  Effective upon the Closing Date and except as explicitly provided in the Asset Purchase Agreement, all persons and entities are forever prohibited and permanently enjoined from commencing or continuing in any manner any action or other proceeding, whether in law or equity, in any judicial, administrative, arbitral or other proceeding against the Purchaser, its successors and assigns, or the Purchased Assets, with respect to any (a) Encumbrance (other than an Assumed Liability or a Permitted Encumbrance) arising under, out of, in connection with or in any way relating to the Debtor, the Purchaser, the Purchased Assets, or the use and operation of the Purchased Assets prior to the Closing of the Sale, or (b) successor liability, including, without limitation, the following actions: (i) commencing or continuing in any manner any action or other proceeding against the Purchaser, its successors or assigns, or the Purchased Assets; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Purchaser, its successors, or the Purchased Assets; (iii) creating, perfecting or enforcing any Encumbrance against the Purchaser, its successors or assigns, or the Purchased Assets; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Purchaser or its successors or assigns; (v) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Sale Order or other orders of this Court, or the agreements or actions contemplated or taken in respect thereof; or (vi) revoking, terminating or failing or refusing to issue or renew any license, permit or authorization to use or operate any of the Purchased Assets or conduct any of the businesses operated with the Purchased Assets.

41.      Fees, Expenses and Obligations.  All obligations of the Debtor under the Asset Purchase Agreement, including all ancillary documents related thereto, shall be satisfied in the manner provided in the Asset Purchase Agreement, without need of further order of this Court. The obligations of the Debtor to pay the Expense Reimbursement set forth in Section 3.5(b) of the Asset Purchase Agreement are hereby approved and (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against the Debtor, other than any adequate protection order in existence as of the date of entry of this Sale Order, and (iii) shall survive the termination of the Asset Purchase Agreement.

42.      No Liability for Claims Against Debtor.  Except for the Permitted Encumbrances and Assumed Liabilities or as otherwise expressly set forth in this Sale Order or the Asset Purchase Agreement, the Purchaser and its employees, officers, directors, advisors, attorneys, lenders, affiliates, owners, successors and assigns shall not have any liability (successor, vicarious or otherwise), or any other obligation of the Debtor. The Purchaser has given substantial consideration under the Asset Purchase Agreement for the benefit of the holders of any Encumbrance. The consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchaser, which releases shall be deemed to have been given in favor of the Purchaser by all holders of Encumbrances against or interests in the Debtor or any of the Purchased Assets.

43.      Plan Not to Conflict.  Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) the Debtor’s chapter 11 Bankruptcy Case, (b) any subsequent chapter 7 case into which the chapter 11 Bankruptcy Case may be converted, or (c) any related proceeding subsequent to entry of this Sale Order, shall conflict with or derogate from the terms of this Sale Order

44.      Good Faith.  The transactions contemplated by the Asset Purchase Agreement are undertaken by the Purchaser without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the

Sale, unless such authorization and consummation of such Sale are duly stayed pending such appeal. The Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to, and granted, the full protections of section 363(m) of the Bankruptcy Code.

45.      Effective Immediately.  Pursuant to Bankruptcy Rules 7062, 9014, and 6004(h), this Sale Order shall be effective immediately upon entry and the Debtor and the Purchaser are authorized to close the Sale upon entry of this Sale Order.

46.      Bulk Sales Law.  No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale.

47.      Brokers.  Except for the fees and expenses of brokers, finders, or financial advisors for the Debtor set forth on Schedule 4.9 of the Asset Purchase Agreement (for which the Debtor is solely responsible), the Parties do not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, or financial advisor in connection with the transactions authorized herein.

48.      Asset Purchase Agreement Approved in Entirety.  The failure specifically to include any particular provision of the Asset Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Asset Purchase Agreement be authorized and approved in its entirety.

49.      Standing.  The transactions authorized herein shall be of full force and effect, regardless of the Debtor’s lack of good standing in any jurisdiction in which such Debtor is formed or authorized to transact business.

50.      Timing.  All time periods set forth in this Sale Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

51.      Authorization to Effect Order.  The Debtor is authorized to take all actions necessary to effect the relief granted pursuant to this Sale Order.

52.      Automatic Stay.  The automatic stay pursuant to Section 362 is hereby lifted to the extent necessary, without further order of this Court, to (i) allow the Parties to deliver any notices, and (ii) allow the Parties to take any and all actions permitted under the Asset Purchase Agreement in accordance with the terms and conditions thereof.

53.      Vacation of Order.  In the event that the Closing Date has not occurred on or by December 10, 2011 (the “Outside Date”), this Sale Order shall be deemed vacated and of no further force and effect, unless otherwise agreed by the Debtor and the Purchaser; provided, however, that the Outside Date may be extended by the written consent of Purchaser for up to four (4) periods of three (3) months each in the event that the Section 365(n) Order is appealed following entry by this Court;

54.      Retention of Jurisdiction.  This Court shall retain jurisdiction to hear and determine all matters arising from or related to the Sale, this Sale Order and the matters contemplated herein.

Copies to:

Office of the United States Trustee

6305 Ivy Lane

Suite 600

Greenbelt, Maryland 20770

Bryan Kaplan, Esquire

Paul Hastings

75 East 55th Street

New York, NY 10022

James M. Greenan, Esquire

McNamee Hosea

6411 Ivy Lane

Suite 200

Greenbelt, MD 20770

Joel M. Walker

Duane Morris, LLP

600 Grant Street

Suite 5010

Pittsburgh, PA 15219

Mark Taylor

Kilpatrick Townsend & Stockton, LLP

607 14th Street, NW

Suite 900

Washington, DC 20005

EXHIBIT C

FORM OF SECTION 365(n) ORDER

See attached.

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MARYLAND

(Greenbelt Division)

In re: CORRELOGIC SYSTEMS, INC. Debtor.	* * *	Case No. 10-25974-WIL (Chapter 11)

CORRELOGIC SYSTEMS, INC.

     Plaintiff,

v.

QUEST DIAGNOSTICS, INC.

One Malcolm Avenue

Teterboro, NJ 07608-1070

and

LABORATORY CORPORATION OF

AMERICA HOLDINGS

531 South Spring Street

 Burlington, NC 27215

     Defendants.

* * * * * * * * * * *	Adv. 11-00478-WIL ORDER APPROVING SETTLEMENT AND CONFIRMING AND CLARIFYING SECTION 365 (n) RIGHTS

RECITALS

A.        On or about October 31, 2002 Quest Diagnostics, Inc. (“QDI”) and Correlogic Systems, Inc. (“Correlogic”) entered into a co-exclusive Technology License and Development Agreement (“QDI License”);

B.        On or about November 1, 2002 Laboratory Corporation of America Holdings (“LabCorp”) and Correlogic entered into a co-exclusive Technology License and Development Agreement (“LabCorp License”);

C.        The QDI License and the LabCorp License involve, among other things, the same intellectual property and same field of use (both licenses are collectively referred to as “Correlogic Licenses”);

D.        QDI and LabCorp allege that QDI and LabCorp were granted the right to use Correlogic’s technology to market and distribute assays for the detection of ovarian cancer. Correlogic, on the other hand, contends that the Correlogic Licenses were limited to using Correlogic’s technology only for marketing and distribution of certain assays under development by Correlogic for the detection of ovarian cancer.

E.        Between the October 31, 2002 and July 16, 2010, Correlogic developed two versions of an assay for the detection of ovarian cancer: the Mass Spectrometer Test and the OvaCheck 1 Test (each defined below).

F.        Correlogic has contended for several years that the OvaCheck 1 Test was not subject to the Correlogic Licenses; QDI and LabCorp have contended that both tests are subject to the Correlogic Licenses. This issue is currently before the court and scheduled for trial on December 6, 2011.

G.        After Correlogic developed the Mass Spec Test and the OvaCheck 1 Test, Correlogic filed for protection under Chapter 11 of the United States Code in the Bankruptcy Court located in the District of Maryland (“Court”) on or about July 16, 2010 (“Petition Date”);

H.        On July 16, 2010 Correlogic also filed with the Court, among other documents, a motion to reject the Correlogic Licenses. LabCorp and QDI each filed objections to the motion;

I.        After a hearing on October 4, 2010, the Court granted Correlogic’s motion and the Correlogic Licenses were deemed rejected;

J.        Also as a result of said rejection, QDI and LabCorp each elected to exercise rights under 11 U.S.C. §365(n);

K.      On June 11, 2011, Correlogic filed a Complaint for Declaratory Relief to obtain a judicial ruling on the scope of Licensees’ rights under 11 U.S.C. §365(n) with the Court (“Declaratory Judgment Case”) wherein Correlogic contended Licensees’ rights to Correlogic intellectual property were limited to those rights pertaining to the Mass Spec Test and Licensees contended they had rights to all Correlogic intellectual property relating generally to ovarian cancer, including intellectual property developed post petition;

L.       Correlogic has entered into an agreement in principle to sell substantially all of its assets to Vermillion, Inc.

M.      Correlogic and Licensees have agreed to compromise and settle said dispute and agree to the entry of this order adjudging the rights of Correlogic and Licensees.

N.       Vermillion agrees that any purchase of assets from Correlogic shall be subject to Licensees’ rights as set forth in this order.

NOW THEREFORE IT IS HEREBY ORDERED AND ADJUDGED AS FOLLOWS:

1.        Definitions. For purposes of this Order, the terms below shall have the meanings defined below.

Affiliates - “Affiliates” refers to, with respect to LabCorp or QDI, any current or future Entity which controls, is controlled by, or is under common control with such party. For purposes of this definition only, “control” means (i) in the case of corporate Entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors, and (ii) in the case of non-corporate Entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to participate in the management and policies of such non-corporate Entity.

Correlogic Tools – “Correlogic Tools” refers to all of the following, but solely to the extent useful in the Field and existing as of the Petition Date: (i) all of Correlogic’s computational diagnostic models which are able to differentiate between samples taken from patients with ovarian cancer and samples from patients without ovarian cancer, (ii) software used to collect data, run tests, and interpret and report test results (limited to ProteomeDx and OvaCheckDx), in both object code and source code format, (iii) all of Correlogic’s documentation, access codes, license keys or other materials required to maintain and use the ProteomeDx and OvaCheckDx, and (iv) all other algorithms, models, analytical techniques, processes, interfaces, methods, technology, developments, SOPs, protocols and data related to the Mass Spec Test and the OvaCheck 1 Test (each defined below). For the avoidance of doubt, the preceding sentence does not include (a) any of Correlogic’s biomarker discovery and development software and algorithms, or (b) any patient data which cannot be provided to LabCorp or QDI under applicable law.

Entity – “Entity” refers to a person, corporation, partnership, association, limited liability company, unincorporated organization, firm, or other entity.

Field – “Field” refers to the field of screening and diagnosing (including staging) ovarian cancer and/or monitoring diagnosed patients from human patient samples, including without limitation in vitro diagnostic products, kits and testing services, such as immunoassays and mass spectrometry related to ovarian cancer.

Licensed Technology – “Licensed Technology” means all patents, copyrights, trademarks, service marks, trade secrets, or other intellectual property rights created, owned, in-licensed, controlled, or otherwise possessed by Correlogic prior to the Petition Date related to the Mass Spec Test and OvaCheck 1 Test (each defined below), including, without limitation, the rights to (i) the patents and patent applications listed on Exhibit I (ii) the Correlogic Tools, and (iii) the Mass Spec Test and OvaCheck 1 Test (each defined below). The Licensed Technology expressly excludes intellectual property rights in the OvaCheck 2 Test (including any biomarker used with the OvaCheck 2 Test which was not used with the Mass Spec Test or the OvaCheck 1 Test) and any other intellectual property rights in Technology and Source Code (as those terms are defined in the Correlogic Licenses), inventions, biomarkers, products or assays, to the extent any of these intellectual property rights were conceived, developed, reduced to practice or created by or for Correlogic or any successor or assignee of Correlogic on or after the Petition Date. Licensees acknowledge that Licensees have no rights in any intellectual property developed by Correlogic on or after the Petition Date. Licensees acknowledge that the OvaCheck 2 Test was developed on or after the Petition Date.

Licensees – “Licensees” refers to LabCorp and QDI.

Mass Spec Test – “Mass Spec Test” refers to the mass spectrometry based assay(s) for ovarian cancer developed by Correlogic prior to the Petition Date.

OvaCheck 1 Test – “OvaCheck 1 Test” refers to the non-mass spectrometry based assay(s) for ovarian cancer developed by Correlogic as embodied in Correlogic patent family CORR-019 developed prior to the Petition Date.

OvaCheck 2 Test – “OvaCheck 2 Test” refers to the non-mass spectrometry based assay(s) for ovarian cancer developed by Correlogic as embodied in Correlogic patents CORR-025/01 and CORR-025/02 developed on or after the Petition Date.

2.        Licensees’ Rights. Pursuant to 11 U.S.C. §365(n), QDI and LabCorp shall each retain a separate, irrevocable, perpetual, non-transferrable (except in connection with the sale of the Licensee’s business), royalty-free, fully paid up (for total combined consideration of $75,000.00) nonexclusive license (without the right to sublicense) to use and otherwise exploit the Licensed Technology in any manner and for any purpose in the Field in the United States and Canada (“Licensees’ Rights”). Without limiting or expanding the foregoing and for illustrative purposes only, LabCorp and QDI shall have the right to (i) use the Licensed Technology to develop, import, make, have made, perform, market, offer for sale, sell or otherwise commercialize products or services of any nature in the Field; (ii) disclose, display, distribute, publish or otherwise provide the Licensed Technology to Affiliates or third parties performing services on behalf of a

Licensee solely for use within the Field in the United States and Canada; and (iii) copy, modify, and create derivative works and improvements to the Licensed Technology solely for purposes of developing, manufacturing, marketing, and/or selling products and providing services within the Field in the United States and Canada. For purposes of this Section 2, all references to QDI and LabCorp shall be deemed to also include their respective Affiliates. Except for the Licensees’ Rights provided above in this Section 2, the QDI License and the LabCorp License shall be deemed terminated and none of its provisions shall survive such termination.

3.       Licensees’ Contingent Rights. Correlogic and its successors and assigns are hereby ordered to assign jointly to Licensees any patents or patent applications that are included in the Licensed Technology in the event Correlogic or its successors or assigns determine to abandon the prosecution or maintenance of said patents or patent applications, provided that Correlogic or its successor or assignee will retain for itself and its affiliates a non-exclusive, transferable, irrevocable, fully-paid up, royalty-free license (with the right to sublicense) to make, have made, use, sell, offer for sale, or import any product and to perform any process covered by the assigned patent.

4.       Correlogic Deliverables. Within 10 days of the date of this Order, Correlogic shall turn over to Licensees all of the manifestations of the Licensed Technology, including (1) all patents and patent applications in the United States and Canada related to the Mass Spec Test and OvaCheck 1 Test existing immediately before the Petition Date, (2) all standard operating procedures, (3) all specifications, including performance criteria, (4) all study data, including copies of raw data and data behind all of the patients (including any patient data which was used to support any regulatory submissions, but excluding any patient information which cannot be provided to LabCorp or QDI under applicable law), (5) all regulatory submissions, (6) a list of vendors and reagents supplied by vendor, (7) the identity of vendors where Correlogic sources antibodies, (8) all Correlogic Tools, and (9) copies or originals of all descriptions, embodiments, reports, data, calculations, software, and all information Correlogic developed with regard to all SOPs, protocols, markers, marker related sequence information, antibodies and algorithms identified by Correlogic in connection with its ovarian cancer research (“Correlogic Deliverables”). Correlogic shall cooperate in good faith with Licensees to deliver the Correlogic Deliverables at the sole expense of the Licensees. For the avoidance of doubt, Correlogic Deliverables include only those deliverables related to the Mass Spec Test and the OvaCheck 1 Test and do not include any clinical and diagnostic samples (including secreta, blood, tissue and tissue fluids) or patient information (except for data that was used to support any regulatory submissions).

5.       Disclaimer. The rights of QDI and LabCorp in or to Licensees’ Rights pursuant to this Order are limited to Correlogic’s intellectual property related to the Mass Spec Test and the OvaCheck 1 Test that existed before the Petition Date and any improvements thereon made by QDI or LabCorp at any time. The Licensed Technology expressly excludes intellectual property rights in (a) the OvaCheck 2 Test (including any biomarker used with the OvaCheck 2 Test which was not used with the Mass Spec Test or the OvaCheck 1 Test), or (b) any other intellectual property rights in Technology and Source Code (as those terms are defined in the Correlogic Licenses), inventions, biomarkers, products or assays, to the extent any of these intellectual property rights were conceived, developed, reduced to practice or created by or for Correlogic or any successor or assignee of Correlogic on or after the Petition Date. Licensees acknowledge that Licensees have no rights in any intellectual property developed by Correlogic on or after the Petition Date or any improvement, enhancement, derivative work, modification, variation, new version, new release, upgrade, and update to or of any Correlogic intellectual property (“Improvement”) to the extent the Improvement is developed by or for Correlogic or its assignee or successor on or after the Petition Date. For the avoidance of doubt, this disclaimer does not limit the Licensees’ Rights as set forth in Section 2 of this Order. It clarifies the line drawn between pre-petition intellectual property and improvements being licensed to Licensees and post-petition intellectual property created by or on behalf of Correlogic that is not being licensed to Licensees. Licensees shall remain authorized to use and improve Licensees’ Rights irrespective of the present or future rights of Correlogic or its successors or assigns, provided that Licensees have no licenses or rights to any patents (other than those expressly licensed hereunder) owned or controlled by Correlogic or its assignee or successor to the extent any improvement created by or for any Licensee infringes any such patents. There are no implied licenses granted under this Agreement.

6.       This Order shall bind and inure to the benefit of each party to this Adversary Proceeding and their successors and assigns and shall constitute a mutual release for all matters between (i) Correlogic and QDI, and (ii) Correlogic and LabCorp. For purposes of clarification, this does not release (a) any claims between LabCorp and QDI, or (b) any claims based on a violation of the terms of this Order.

Copies to:

Plaintiff

Counsel for Plaintiff

Defendant

Counsel for Defendant

** END OF ORDER **